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                                  Exhibit 21
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                      SUBSIDIARIES OF RISER FOODS, INC.
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  Rini-Rego Supermarkets, Inc. (fka Fisher Foods, Inc.), an Ohio corporation;
  names under which business conducted: Rini's Stop-N-Shop, Rego's Stop-N-Shop, Rini-Rego Stop-N-Shop, Rini-Rego Stop-N-Shop Marketplace, Eagle Ice Cream.

  American Seaway Foods, Inc. (fka Heritage Wholesalers, Inc.), an Ohio corporation; names under which business conducted: Seaway, Seaway Foods, Seaway Cash-n-Carry.


  Seaway Food Service, Inc. (fka American Seaway Foods, Inc.), an Ohio corporation; names under which business conducted: Seaway, Seaway Foods, Seaway Cash-n-Carry.


  Fisher Properties, Inc. (fka Fisher Auto Leasing, Inc.), an Ohio corporation.


  5300 Richmond Road Corp., a Delaware corporation.